GUARANTY AGREEMENT

This Agreement is dated as of May 23, 1997, by and between Hartford Life Insurance Company ("Hartford Life") and ITT Hartford Life and Annuity Insurance Company ("IHLA").

WITNESSETH:

WHEREAS, IHLA is a wholly owned subsidiary of Hartford Life; and

WHEREAS, IHLA desires to provide an increased level of security to potential purchasers of its products; and

WHEREAS, Hartford Life is willing to guarantee the capacity of IHLA to pay legitimate life, accident and health insurance and annuity contractual claims; and

WHEREAS, the corporate interests of Hartford Life will be enhanced by extending such a guaranty.

NOW, THEREFORE, the parties agree as follows:

SECTION 1
GUARANTY

In consideration of the foregoing and for other valuable consideration, the receipt of which is hereby acknowledged, Hartford Life unconditionally guarantees to IHLA on behalf of and for the benefit of IHLA and owners of life, accident and health insurance and annuity contracts issued by IHLA during the term of this Agreement that it will, on demand, make funds available in cash to IHLA for the timely payment of contractual claims made under such life, accident and health insurance and annuity contracts. This Agreement is not, and nothing herein contained or done pursuant hereto by Hartford Life shall be deemed to constitute, a direct or indirect guaranty by Hartford Life of the payment of any debt or other obligation, indebtedness or liability, of any kind or character whatsoever, of IHLA, except as provided in this Section 1.

SECTION 2
OBLIGATIONS UNCONDITIONAL

The obligations of Hartford Life under this Guaranty are unconditional to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge of a surety or guarantor, it being the intent of this Guaranty that the obligations of Hartford Life hereunder shall be absolute and unconditional under any circumstances and shall not be discharged except by payment. Hartford Life hereby expressly waives diligence, presentment, notice of acceptance and any requirement that IHLA exhaust any right, power or remedy or proceed against any obligor.

SECTION 3
SUBROGATION

Hartford Life hereby unconditionally agrees that until the payment and satisfaction in full of any contract payments guaranteed hereby, it shall not exercise any right or remedy arising by reason of any performance by it of this Guaranty, whether by subrogation or otherwise, against IHLA.

SECTION 4
REMEDIES

Hartford Life agrees that as to it on the one hand, and contract owners on the other hand, the obligations of IHLA guaranteed hereunder may be declared to be forthwith due and payable at the maturity dates as provided in the contracts notwithstanding any stay provided for by the Federal Bankruptcy Code (or any successor legislation), preventing such declaration as against IHLA and that, in the event of any such declaration, such obligations (whether or not due and payable by IHLA) shall forthwith become due and payable by Hartford Life for purposes of this Guarantee.

SECTION 5
NO WAIVER

No failure on the part of IHLA to exercise, no delay in exercising, and no course of dealing with respect to, any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy hereunder preclude any other further exercise thereof or the exercise of any other right or remedy.

SECTION 6
CONTINUING EFFECT: ASSIGNMENT

This Guaranty is a continuing guaranty and subject to the provisions of Section 8 hereof (i) shall apply to all life, accident and health insurance and annuity contracts issued by IHLA during the term of this Agreement, (ii) shall remain in full force and effect until payment in full of such contractual liabilities, (iii) shall be binding upon Hartford Life, its successors and assigns, and (iv) shall inure to the benefit of, and be enforceable by, IHLA, its successors and assigns.

SECTION 7
AMENDMENT, MODIFICATION OR TERMINATION

This Guaranty may not be amended or modified provided, however, Hartford Life may terminate its obligations hereunder by giving written notice of such termination to IHLA, at least thirty (30) days prior to such termination (the "Termination Date"). Such termination shall not affect Hartford Life's continuing liability with respect to all life, accident and health insurance and annuity contracts issued prior to the Termination Date.

SECTION 8
GOVERNING LAW

This Guaranty is a guarantee of payment and not of collection, and shall be governed by and construed in accordance with the law of the State of Connecticut.

SECTION 9
COUNTERPARTS

This Guaranty may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original; and all such counterparts shall together constitute but one and the same Guaranty.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

                            HARTFORD LIFE INSURANCE COMPANY
                            By /s/ Leonard E. Odell
                             -----------------------------------
                            Leonard E. Odell
                            Its: Senior Vice President

                            ITT HARTFORD LIFE AND ANNUITY
                            INSURANCE COMPANY
                            By /s/ Lynda Godkin
                             -----------------------------------
                            Lynda Godkin
                            Its: Senior Vice President, Corporate Secretary
                            and General Counsel